UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	May 16, 2005
NexMed, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Corporate Boulevard, Robbinsville, New Jersey	08691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 208-9688
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Pursuant to a Preferred Stock and Warrant Purchase Agreement, dated May 16, 2005 (the “Purchase Agreement”), the Company has raised $4.45 million in gross proceeds from a private placement of 445 shares of Series C 6% Cumulative Convertible Preferred Stock (the “Preferred Stock”) and four-year warrants (the “Warrants”) to purchase an aggregate of 1,188,931 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company to 25 institutional and other accredited investors (the “Purchasers”). The Company and the Purchasers also entered into an Investor Rights Agreement (the “Investor Rights Agreement”) on such date, pursuant to which the Company agreed to register for resale by the Purchasers the shares of Common Stock issuable upon the conversion of the Preferred Stock and the shares of Common Stock underlying the Warrants. The Purchase Agreement, Investor Rights Agreement and a form of Warrant are attached as Exhibits to this Form 8-K. The terms of the private placement are more fully described in Item 3.02 of this Form 8-K, which description is hereby incorporated by reference herein.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Under SFAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", the Preferred Stock will be recorded by the Company as a liability since it is an unconditional obligation that must be either redeemed for cash or settled by issuing shares of Common Stock.

Under the terms of the Certificate of Designation of the Preferred Stock, the Company is required to pay dividends on the Preferred Stock at a rate of 6% per annum. In the event of a breach of certain covenants or representations or warranties by the Company, such dividend rate may be increased to 14%. The material terms of the Preferred Stock are more fully described in Items 3.02 and 3.03 of this Form 8-K, which descriptions are hereby incorporated by reference herein.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Pursuant to the Purchase Agreement, the Company sold 445 shares of Preferred Stock which has a purchase price and liquidation preference of $10,000 per share and Warrants to purchase an aggregate of 1,188,931 shares of Common Stock at an exercise price of $1.43 per share. The Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $1.36 per common share. The Company may, at its sole option, force conversion of half of the then outstanding Preferred Stock if the volume weighted average price of the Common Stock is at a 200% premium to the conversion price for five consecutive days, and all of the then outstanding Preferred Stock if the volume weighted average price is at a 300% premium to the conversion price for five consecutive days.

On September 30, 2005, the Company will convert into Common Stock or redeem for cash shares of Preferred Stock having an aggregate liquidation preference of $2 million, subject to reduction by previously converted shares of Preferred Stock. Each calendar quarter thereafter, the Company will convert or redeem shares of Preferred Stock having a liquidation preference of $1 million, also subject to reduction by previously converted shares. If the Company chooses to convert the Preferred Stock into the Common Stock, the conversion price will be at a 4.5% discount to the then market price. Cash redemptions of the Preferred Stock by the Company would be at the liquidation preference per share.

The Preferred Stock and the Warrants were issued pursuant to an exemption provided by Section 4(2) of the Securities Act of 1933, as amended. The Company received $4.45 million in gross cash proceeds, which will be used to fund general corporate overhead expenses and ongoing clinical studies. In connection with the private offering, the Company paid a finders fee in the amount of $87,500.

ITEM 3.03 MATERIAL MODIFICATION TO RIGHTS OF SECURITY HOLDERS

The Preferred Stock has liquidation preferences over the Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company may be made to or set apart for the holders of the Common Stock, the holders of the Preferred Stock shall be entitled to receive payment out of such assets of the Corporation in an amount equal to the liquidation preference per share of Preferred Stock, plus any accumulated and unpaid dividends thereon (whether or not earned or declared). In addition, holders of Preferred Stock shall be entitled to participate in any subsequent distribution to holders of Common Stock on an as converted basis. The Certificate of Designation of the Preferred Stock also provides that no dividends shall be declared or paid or set apart for payment on shares of Common Stock unless full cumulative dividends due on the Convertible Preferred Stock have been or contemporaneously are declared and paid.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

On May 16, 2005, the Company filed the Certificate of Designation of the Preferred Stock with the Secretary of State of Nevada, authorizing the issuance of 600 shares of Preferred Stock, par value $0.001 per share. The Certificate of Designation provides for dividends at a rate of 6% per annum. Holders of Preferred Stock shall be entitled to voting rights on an as converted basis. The conversion rights and liquidation preferences of the Preferred Stock are described in Items 1.01, 3.02 and 3.03 of this Form 8-K, which descriptions are hereby incorporated by reference herein. The Certificate of Designation is attached as an Exhibit to this Form 8-K.

ITEM 8.01. OTHER EVENTS

On May 18, 2005, the Company issued the press release attached as Exhibit 99.1 to the Form 8-K.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits:

  3.1    Certificate of Designation of Series C 6% Cumulative Convertible Preferred Stock

  4.1    Form of Warrant

10.1    Preferred Stock and Warrant Purchase Agreement

10.2    Investor Rights Agreement

99.1    Press Release issued May 18, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXMED, INC.

By: /s/ Vivian H. Liu
Name: Vivian H. Liu
Title:	Vice President, Secretary and
Chief Financial Officer
Date: May 19, 2005